SECOND AMENDMENT TO THE PRICE ENTERPRISES
                        DIRECTORS' 1995 STOCK OPTION PLAN

     Price Enterprises, Inc., a Maryland corporation (the "Company"), by resolution of its Board of Directors (the "Board"), adopted The Price Enterprises Directors' 1995 Stock Option Plan (the "Plan") for the benefit of the members of its Board who are not employees of the Company or any of its subsidiaries at the time they receive grants of options to purchase shares of the Company's Common Stock, par value $.0001 per share ("Common Stock") thereunder.

     In order to provide for the grant of shares of Common Stock to certain eligible directors under the Plan, the Board adopted a First Amendment to the Plan, effective as of October 1, 1997.

     In order to provide for appropriate adjustments to options and the Plan in the event of changes in the Company's capital structure, the Board hereby adopts this Second Amendment to the Plan, effective as of August 17, 1998. This Second Amendment, together with the First Amendment and the Plan, constitute the Plan in its entirety.

     Section 7 of the Plan shall be replaced in its entirety with the following:

     "7. Adjustments.

          In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Committee's sole discretion, affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an option, then the Committee shall, in such manner as it may deem equitable, adjust any or all of

               (a) the number and kind of shares of Common Stock (or other securities or property) with respect to which options may be granted or awarded (including, but not limited to, adjustments of the limitation in Section 2 on the maximum number and kind of shares which may be issued under the Plan),

               (b) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding options, and

               (c) the exercise price with respect to any option."

          Executed at San Diego, California this 14th day of July, 1998.

                                   PRICE ENTERPRISES, INC.

                                   By:  /s/JACK McGRORY
                                        ----------------

                                   Title: President and Chief Executive Officer
                                          -------------------------------------

                                   Date:
                                          ---------------------------
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